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                                                                     EXHIBIT 5.6
                      [Letterhead of Piper Rudnick LLP]







March 19, 2003





URS Corporation
100 California Street, Suite 500
San Francisco, California  94111-4529

                           URS Corporation - Maryland

Ladies and Gentlemen:


      We serve as special Maryland counsel to URS Corporation - Maryland, a Maryland corporation (the "Subsidiary Guarantor"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), on a Registration Statement of URS Corporation, a Delaware corporation (the "Company"), on Form S-4 (Registration Number 333-101330) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on November 20, 2002, as amended on or about March 19, 2003, of an aggregate of $200,000,000 in principal amount due at maturity of the Company's 11-1/2% Senior Notes due 2009 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 11-1/2% Senior Notes due 2009. The Registration Statement also covers the guarantee of the Exchange Notes (the "Guarantee") by the Subsidiary Guarantor. The Exchange Notes and the Guarantee will be issued pursuant to an Indenture, dated August 22, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantor, certain other subsidiary guarantors, and U.S. Bank, N.A. This opinion is being provided at your request in connection with the filing of the Registration Statement.


      In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

            (a) the Registration Statement,

            (b) the Charter of the Subsidiary Guarantor (the "Charter"), certified by the Department of Assessments and Taxation of the State of Maryland (the "MSDAT"),

            (c) the By-Laws of the Subsidiary Guarantor, as amended and restated and in effect on the date hereof,




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                                                                 URS CORPORATION
                                                                  March 19, 2003
                                                                          Page 2



            (d) the Indenture (including the forms of the Exchange Notes and the Guarantee),


            (e) the proceedings of the Board of Directors of the Subsidiary Guarantor or a committee thereof relating to the organization of the Subsidiary Guarantor and the authorization and issuance of the Guarantee,

            (f) an Officer's Certificate of the Subsidiary Guarantor (the "Certificate"), dated the date hereof, as to certain factual matters,

            (g) A short-form good standing certificate for the Subsidiary Guarantor, dated a recent date, issued by the MSDAT, and

            (h) such other statutes, certificates, instruments, and documents relating to the Subsidiary Guarantor and matters of law as we have deemed necessary to the issuance of this opinion.


      In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties that would modify the terms of the proposed transactions or the respective rights or obligations of the parties thereunder, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Company, the Subsidiary Guarantor and other Subsidiary Guarantors, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion which we did not independently establish or verify, we have relied solely upon the Certificate.


      Based upon the foregoing, subject to the additional assumptions, qualifications, and limitations below, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

            (1) The Subsidiary Guarantor has been duly incorporated, is validly existing as a corporation under the Maryland General Corporation Law, and is in good standing with the MSDAT.

            (2) The Subsidiary Guarantor has the requisite corporate power to execute, deliver, and perform its obligations under the Guarantee.
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                                                                 URS CORPORATION
                                                                  March 19, 2003
                                                                          Page 3


            (3) The Guarantee has been duly and validly authorized, executed and delivered by the Subsidiary Guarantor, to the extent that execution and delivery is governed by Maryland law.

      In addition to the qualifications set forth above, the opinion set forth herein is subject to additional assumptions, qualifications, and limitations as follows:

            (a) This opinion concerns only the effect of the corporate laws of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.





            (b) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.





            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement. Further, we consent to the reliance by Cooley Godward LLP on this opinion in connection with their opinion regarding the Guarantee. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ Piper Rudnick LLP